Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Echostar Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)(4)	Maximum Aggregate Offering Price(2)(3)(4)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, $0.001 per share	457(c), 457(f)(1), 457(f)(3)	102,412,085	N/A	$1,669,522,730 (3)	0.0001476	$246,422
Carry Forward Securities
Carry Forward Securities	—	—	—	—					—	—	—	—
Total Offering Amounts				102,412,085		$1,669,522,730		$246,422
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$246,422

(1)	Represents the maximum number of shares of Echostar Corporation (the “Company”) Class A common stock (the “Shares”) estimated to be issuable upon completion of the Company’s merger with DISH Network Corporation (“DISH”) pursuant to the merger (described in the Company’s joint information statement/prospectus (the “merger”). This number is based upon the Shares of the Company to be issued to holders of Class A common stock of DISH, including (i) Shares to be issued to holders of Class A common stock of DISH in connection with the merger in exchange for up to 262,628,286 shares of Class A common stock of DISH and (ii) up to 29,246,317 Shares issuable pursuant to the DISH equity awards, multiplied by 0.350877, the exchange ratio under the merger agreement described in the Company’s joint information statement/prospectus.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”) there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act. The proposed maximum aggregate offering price is solely for the purposes of calculating the registration fee and was calculated based upon the market value of shares of DISH Class A common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (a) $5.72, the average of the high and low sale prices per share of DISH Class A common stock on September 27, 2023, as quoted on the Nasdaq Global Market, and (b) 291,874,603, the estimated maximum number of shares of DISH Class A common stock that may be exchanged for the shares of the Company Class A Common Stock. Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.